                                                                    EXHIBIT 12.1


                                FLUOR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                       YEAR ENDED
                                                       OCTOBER 31,                YEAR ENDED DECEMBER 31,
                                                       ----------    -----------------------------------------------------
                                                         2000          2001          2002           2003           2004
                                                       ---------     ---------     ---------      ---------      ---------
 Earnings from continuing operations
    before income taxes                                $ 164,287     $ 185,320     $ 260,524      $ 267,981      $ 281,158
 Add (subtract)
    Equity in earnings from less than 50%
       owned persons, net of distributions                   220         6,408        (3,529)          (114)        (1,317)
    Fixed charges                                         53,090        50,502        35,399         39,713         47,182
                                                       ---------     ---------     ---------      ---------      ---------
    Total                                              $ 217,597     $ 242,230     $ 292,394      $ 307,580      $ 327,023
                                                       =========     =========     =========      =========      =========

 Fixed charges
    Interest expense                                   $  26,315     $  25,011     $   8,925      $  10,109      $  15,446
    Portion of rental expense representative
     of interest factor                                   26,775        25,491        26,474         29,604         31,736
                                                       ---------     ---------     ---------      ---------      ---------
    Total fixed charges(1)                             $  53,090     $  50,502     $  35,399      $  39,713      $  47,182
                                                       =========     =========     =========      =========      =========

 Ratio of earnings to fixed charges(1)                     4.10x         4.80x         8.26x          7.75x         6.93x
                                                       =========     =========     =========      =========      =========


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(1)   For purposes of computing the ratio of earnings to fixed charges,
      "earnings" consist of earnings from continuing operations before provision for income taxes plus fixed charges less undistributed earnings from less than 50% owned persons. "Fixed charges" consist of interest and approximately one-third of rental expense.